Exhibit 99.2
EYAK TEK, LLC
A SUBSIDIARY OF EYAK CORPORATION
FINANCIAL STATEMENTS
(Not covered by Auditors’ Report)
DECEMBER 31, 2005

Page

Financial Statements — (Not covered by Auditors’ Report)

Balance Sheet	2 – 3

Statement of Income	4

Statement of Members’ Equity	5

Statement of Cash Flows	6 – 7

Notes to Financial Statements	8 – 14

Eyak Technology, LLC
Balance Sheet

(Not covered by Auditors’
Report)
December 31,	2005
Assets
Current assets
Cash and cash equivalents	$4,504,928
Accounts receivable	15,999,972
Deferred contract costs	3,315,439
Prepaid expenses	1,022,156

Total current assets	24,842,495

Property and equipment, net	236,582

Other assets
Loans receivable — related parties	157,644
Deposits	69,622

Total other assets	227,266

Total assets	$25,306,343

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Eyak Technology, LLC
Balance Sheet

(Not covered by Auditors’
Report)
2005
Liabilities and Members’ Equity
Current liabilities
Accounts payable and accrued expenses	$15,079,764
Accounts payable — related party	4,727,071
Accrued salaries and related liabilities	171,111
Deferred revenue	3,602,624

Total current liabilities	23,580,570

Long term liabilities
Deferred rent	129,780

Total liabilities	23,710,350

Commitments and contingencies

Members’ equity	1,595,993

Total liabilities and members’ equity	$25,306,343

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Eyak Technology, LLC
Statement of Income

(Not covered by Auditors’
Report)
Years Ended December 31,	2005

Product revenue	$48,365,805
Services revenue	24,097,588

Total revenue	72,463,393

Product direct cost (related party purchases of $14,587,528 and $26,156,737 in 2006 and 2005, respectively; see footnote 10)	45,378,976
Services direct costs	19,771,914

Total direct costs	65,150,890

Product gross margin	2,986,829
Services gross margin	4,325,674

Total gross margin on revenue	7,312,503

Selling, general and administrative costs	7,217,061

Income from operations	95,442

Other income (expense)
Interest income	33,573
Interest expense	—

Total	33,573

Net income	$129,015

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Eyak Technology, LLC
Statement of Members’ Equity

(Not covered by Auditors’ Report)

Year Ended December 31, 2005

Balance, January 1, 2005	$1,766,978
Distributions	(300,000)
Net income	129,015

Balance, December 31, 2005	1,595,993

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Eyak Technology, LLC
Statement of Cash Flows

(Not covered by Auditors’
Report)
Years Ended December 31,	2005

Cash flows from operating activities
Net income	$129,015
Adjustments to reconcile net income to net cash (used) provided by operating activities
Depreciation and amortization	89,259
(Increase) decrease in
Accounts receivable	(10,481,344)
Deferred contract costs	384,485
Prepaid expenses	426,914
Deposits	12,612
Increase (decrease) in
Accounts payable and accrued expenses	11,915,626
Accounts payable — related party	1,736,374
Accrued salaries and related liabilities	(493,555)
Deferred revenue	(1,571,687)
Deferred rent	129,780

Net cash (used) provided by operating activities	2,277,479

Cash flows from investing activities
Purchases of property and equipment	(227,766)
Advances to related party	(144,019)

Net cash used by investing activities	(371,785)

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Eyak Technology, LLC
Statement of Cash Flows
(continued)

(Not covered by Auditors’
Report)
Years Ended December 31,	2005

Cash flows from financing activities
Proceeds from borrowings under STAR agreement	—
Distributions	(300,000)

Net cash provided (used) by financing activities	(300,000)

Net change in cash and cash equivalents	1,605,694

Cash and cash equivalents at beginning of year	2,899,234

Cash and cash equivalents at end of year	$4,504,928

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Eyak Technology, LLC
Notes to Financial Statements
(Not covered by Auditors’ Report)

1.	Organization and significant accounting policies
Organization: Eyak Technology, LLC (the “Company” and “Eyaktek”), a subsidiary of The Eyak Corporation, was incorporated on January 2, 2002, under the laws of the State of Delaware. The Company provides communication solutions, information technology solutions, health care services, and architecture and engineering services to government and civilian federal agencies. The Company is an Alaskan Native owned 8(a) certified contractor under a program administered by the U.S. Small Business Administration (SBA) and will graduate from the 8(a) program in May 2011. GTSI Corporation is a 37% member in the Company.

Revenue: The Company recognizes revenue from product sales when title passes to the customer, typically upon delivery. When a customer order contains multiple items such as hardware, software and services which are delivered at varying times, the Company determines whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in Eyak Tek’s control.

Generally, the Company is able to establish fair value for all elements of the arrangement. In these instances, revenue is recognized on each element separately. However, if fair value cannot be established or if the delivered items do not have standalone value to the customer without additional services being provided, the Company recognizes revenue on the contract as a single unit of accounting.

In most cases, revenue from hardware and software product sales is recognized when title passes to the customer. Based upon the Company’s standard shipping terms, FOB destination, title passes upon delivery of the products to the customer. However, occasionally Eyak Tek’s customers will request bill-and-hold transactions in situations where the customer does not have space available to receive products or is not able to immediately take possession of products for other reasons, in which case Eyak Tek will store the purchased equipment in its distribution center. Under Staff Accounting Bulletin 104, the Company only recognizes revenue for bill-and-hold transactions when the goods are complete and ready for shipment, title and risk of loss have passed to the customer, management receives a written request from the customer for bill-and-hold treatment, and the ordered goods are physically segregated in Eyak Tek’s warehouse from other inventory and cannot be used to fulfill other customer orders.

In accordance with EITF Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, the Company records freight billed to customers as sales and the related shipping costs as cost of sales.

Eyak Technology, LLC
Notes to Financial Statements
(Not covered by Auditors’ Report)

Revenue from fixed-price type service contracts is recognized under the proportional performance method of accounting, with costs and estimated profits included in contract revenue as work is performed. If actual and estimated costs to complete a contract indicate a loss, a provision is made currently for the loss anticipated on the contract. Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts. Occasionally the Company hires third party contractors to carry out our service obligations. In this circumstance, revenue is recognized over the performance period.

Revenue recognized on contracts for which billings have not been presented to customers at year end is included in the accounts receivable classification on the accompanying balance sheet.

Payments received in advance of the performance of services are included in the accompanying balance sheet as deferred revenue.

Cash and cash equivalents: For purposes of financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Company maintains cash balances which may exceed federally insured limits. Management does not believe that this results in any significant credit risk.

Accounts receivable: The Company provides for an allowance for doubtful accounts based on management’s best estimate of possible losses determined principally on the basis of historical experience and specific allowances for known troubled accounts, if needed. All accounts, or portions thereof that are deemed to be uncollectible or that require an excessive collection cost are written off to the allowance for doubtful accounts. At December 31, 2005, management deemed all accounts receivable to be collectible.

Marketing assistance fees: The Company has entered into agreements that provide for the payment of marketing assistance fees from certain vendors based on the amount of products sold. These fees are considered to be a reduction of direct costs.

Deferred contract costs: Deferred contract costs consist primarily of amounts paid to third party vendors in support of annual or periodic service agreements directly related to amounts included in deferred revenue at the period end. These annual or periodic service agreements relate to contracts to provide satellite bandwidth; computer and networking hardware maintenance; software support and upgrade rights; and other service agreements. Deferred contract costs are charged to direct costs in the period in which the service is rendered to the customer.

Prepaid expenses: Direct cost payments made to vendors in advance of performance of services or shipments of products are charged to prepaid expenses in the accompanying balance sheet. Payments made to vendors in advance of performance of services for indirect costs are charged to prepaid expenses in the accompanying balance sheet. Prepaid expenses are charged to direct and indirect costs in the period in which the service or product is rendered to the Company.

Eyak Technology, LLC
Notes to Financial Statements
(Not covered by Auditors’ Report)

Property and equipment: Property and equipment are recorded at the original cost and are being depreciated on a straight-line basis over estimated lives of three to seven years. Leasehold improvements are amortized over the life of the assets or the remaining period of the lease whichever is shorter.

Deferred rent: The Company recognizes the minimum non-contingent rents required under operating leases as rent expense on a straight-line basis over the life of the lease, with differences between amounts recognized as expense and the amounts actually paid recorded as deferred rent on the accompanying balance sheet.

Income taxes: The Company is taxed as a partnership, and therefore, does not pay Federal and state corporate income taxes since the tax attributes of the Company are reported on the members’ income tax returns. Consequently, no provision for income taxes has been provided in the accompanying financial statements.

Use of accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	Accounts receivable
Accounts receivable at December 31 2005, consist of amounts due under contracts in progress with Federal government agencies, primarily the Department of Defense, and commercial entities. The components of accounts receivable are:

2005

Billed receivables	$15,921,301
Unbilled receivables	78,671

Total	$15,999,972

Of the billed receivables outstanding as of December 31, 2005, approximately 55% are due from one customer. During the year ended December 31, 2005, approximately 46% of total contract revenues were generated from three customers.

Eyak Technology, LLC
Notes to Financial Statements
(Not covered by Auditors’ Report)

4.	Prepaid expenses	Prepaid expenses consist of the following at December 31, 2005.

2005

Prepaid direct contract costs	$782,498
Prepaid indirect costs	239,658

Total	$1,022,156

5.	Property and equipment	Property and equipment consist of the following at December 31, 2005.

2005

Furniture, fixtures and equipment	$300,181
Software	32,849
Leasehold improvements	54,966

Total	387,996

Less: Accumulated depreciation	(151,414)

Net	$236,582

6.	Accounts payable and accrued expenses	Accounts payable and accrued expenses consist of the following at December 31, 2005.

2005

Trade payables	$14,703,956
Other accrued expenses	375,808

Total	$15,079,764

Eyak Technology, LLC
Notes to Financial Statements
(Not covered by Auditors’ Report)

7.	Note payable — line of credit
The Company has a revolving line of credit agreement with GTSI Corp. which expires on June 25, 2006. Under the terms of the agreement, the Company could borrow up to $1,500,000, with interest at the London InterBank Offered Rate (LIBOR) plus 2.5%. The line is secured by substantially all of the Company’s assets and contains various financial covenants, including the requirement to maintain a funded indebtness to EBITDA ratio of no greater than 7 to 1, a minimum EBIT to net sales ratio of no less than .5%, and minimum tangible net assets of not less than $375,000. At December 31, 2005, the Company was in violation of the EBIT to net sales ratio and received a waiver of the covenant from the lender as of December 31, 2005. The Company did not utilize the line of credit during 2005

8.	Retirement plan
The Company sponsors a 401(k) tax deferred retirement plan under the Internal Revenue Code to provide retirement benefits for all eligible employees. Participating employees may voluntarily contribute up to limits provided by Internal Revenue Service regulations. The Company did not make any contributions to the plan during the year ended December 31, 2005.

9.	Operating leases
The Company is obligated, as lessee, under non-cancelable operating leases for office space in Alaska, Pennsylvania, and Virginia. The minimum payments required under the leases are expensed on a pro rata basis over the term of the leases. The difference between the amounts expensed and the required lease payments is reflected as deferred rent in the accompanying balance sheet.

The following is a schedule by years of future minimum rental payments required under the operating leases that have an initial or remaining non-cancelable lease term in excess of one year as of December 31, 2005:

Year Ending
December 31	Total
2006	$280,504
2007	287,947
2008	301,779
2009	239,621

Total	$1,109,851

Total rent expense for the year ended December 31, 2005 was $241,409.

10.	Related party transactions
The Company has an unsecured loan to The Eyak Corporation, a 51% member in the Company. Interest is due annually at 3.75% and there are no stated repayment terms. The balance at December 31, 2005 with accrued interest is $14,257.

Eyak Technology, LLC
Notes to Unaudited Financial Statements

During the year ended December 31, 2005, the Company provided assistance to a wholly-owned subsidiary of The Eyak Corporation, Eyak Environmental Sciences, LLC (EES), in the form of managerial governance and project management. In the course of this assistance, the Company paid on behalf of EES operating expenses in the amount of $268,411, which is to be fully reimbursable to the Company by The Eyak Corporation. The balance at December 31, 2005 is $143,387.

Eyak Technology, LLC
Notes to Financial Statements
(Not covered by Auditors’ Report)

The Company executed a mentor-protege agreement with GTSI Corporation, a 37% member in the Company. As part of the mentor-protege relationship, the Company purchases products offered for resale directly from GTSI. During the year ended December 31, 2005, the Company purchased $26,156,737 of products from GTSI. Sales commissions are allocated between the Company and GTSI based on 4.75% and 12.5%, respectively, of gross profit margin from transactions when the Company resells GTSI’s products. The adjusted gross profit margin for these transactions is then allocated 51% and 49% between the Company and GTSI. The amounts due o GTSI under this agreement were $418,744 at December 31, 2005.

At December 31, 2005, the Company has outstanding accounts payable to GTSI of $4,308,327 for purchases of GTSI’s products.

During the year ended December 31, 2005, the Company recorded $45,800 of expenses to the Andrews Group, Inc., a Company owned by a member of the Company’s board of directors, for subcontractor services.

The Company leases office space from the Andrews Group in Anchorage, Alaska with an annual term that expires in 2006. Payments are due monthly in the amount of $900. During the year ended December 31, 2005, rent expense under this lease was $10,800.

11.	Commitments and contingencies
The Company derives a substantial portion of its revenue under contracts with the Federal government. These revenues are subject to adjustment upon audit. Management does not expect such adjustments, if any, to have a material effect on the Company’s financial position or results of operations.

The Company is occasionally involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business. The Company believes that any liability or its loss associated with such matters, individually or in aggregate will not have a material adverse effect on the Company’s financial condition or its results of operations.